EXHIBIT 10.2
BRC INC.
2022 OMNIBUS INCENTIVE PLAN
[FORM OF] TIME-BASED CASH GRANT NOTICE
Pursuant to the terms and conditions of the BRC Inc. 2022 Omnibus Incentive Plan, as amended from time to time (the “Plan”), BRC Inc., a Delaware public benefit corporation (the “Company”), hereby grants to the individual listed below (“you” or the “Participant”) the time-based cash award (the “Cash Award”) set forth below. This Cash Award is subject to the terms and conditions set forth herein, in the Time-Based Cash Award Agreement attached hereto as Exhibit A (the “Agreement”) and in the Plan, each of which is incorporated herein by reference. Capitalized terms used but not defined herein shall have the meanings set forth in the Plan. In addition, as a condition to receipt of the cash, you agree to comply with and be bound by the Restrictive Covenants attached hereto as Exhibit B.

Participant:	_________________
Date of Grant:	_________________
Vesting Commencement Date:	_________________
Amount of Cash Award:	$________________
Vesting Schedule:
Subject to Sections 3 and 6 of the Agreement, the Plan and the other terms and conditions set forth herein, the Cash Award shall vest according to the following schedule, so long as you remain continuously employed by the Company or an Affiliate from the Date of Grant through each such vesting date (each, a “Vesting Date”)

By your signature below, you agree to be bound by the terms and conditions of the Plan, the Agreement and this Time-Based Cash Grant Notice (this “Grant Notice”). You acknowledge that you have reviewed the Agreement, the Plan and this Grant Notice in their entirety and fully understand all provisions of the Agreement, the Plan and this Grant Notice. You hereby agree to accept as binding, conclusive and final all decisions or interpretations of the Committee regarding any questions or determinations arising under the Agreement, the Plan or this Grant Notice. This Grant Notice may be executed in one or more counterparts (including portable document format (.pdf) and facsimile counterparts), each of which shall be deemed to be an original, but all of which together shall constitute one and the same agreement.
    Notwithstanding any provision of this Grant Notice or the Agreement, if you have not executed and delivered to the Company this Grant Notice within ninety (90) days following the Date of Grant, then this Cash Award will terminate automatically without any further action by the Company and will be forfeited without further notice and at no cost to the Company.

[Signature Page Follows]

IN WITNESS WHEREOF, the Company has caused this Grant Notice to be executed by an officer thereunto duly authorized, and Participant has executed this Grant Notice, effective for all purposes as provided above.
    BRC INC.

    By: ___________________________________
    Name: Christopher Mondzelewski
    Title: Chief Executive Officer

    PARTICIPANT

    ______________________________________
    Name:

SIGNATURE PAGE TO
TIME-BASED CASH GRANT NOTICE

EXHIBIT A
TIME-BASED CASH AWARD AGREEMENT
This Time-Based Cash Award Agreement (together with the Grant Notice to which this Agreement is attached, this “Agreement”) is made as of the Date of Grant set forth in the Grant Notice to which this Agreement is attached by and between BRC Inc., a Delaware public benefit corporation (the “Company”), and ____________ (the “Participant”). Capitalized terms used but not specifically defined herein shall have the meanings specified in the Plan or the Grant Notice.
1.Cash Award.  In consideration of Participant’s past and/or continued employment with, or service to, the Company or an Affiliate and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, effective as of the Date of Grant set forth in the Grant Notice (the “Date of Grant”), the Company hereby grants to Participant the amount of cash set forth in the Grant Notice on the terms and conditions set forth in the Grant Notice, this Agreement and the Plan, which is incorporated herein by reference as a part of this Agreement. In the event of any inconsistency between the Plan and this Agreement, the terms of the Plan shall control. To the extent vested, the Cash Award represents the right to receive an amount of cash, subject to the terms and conditions set forth in the Grant Notice, this Agreement and the Plan. Unless and until the Cash Award has become vested in the manner set forth in the Grant Notice, Participant will have no right to receive any delivery of cash or other payments in respect of the Cash Award. Prior to settlement of this Cash Award, such Cash Award represents an unsecured obligation of the Company, payable only from the general assets of the Company.
2.Vesting. Except as otherwise set forth in Sections 3 or 6, the Cash Award shall vest in accordance with the vesting schedule set forth in the Grant Notice.  Unless and until the Cash Awards have vested in accordance with such vesting schedule, Participant will have no right to receive any payment or other distribution with respect to the Cash Award.
3.Termination and Forfeiture of Cash Award.
(a)Upon Participant’s Termination of Service prior to the full vesting of the Cash Award, any unvested portion of the Cash Award will terminate automatically without any further action by the Company and will be forfeited without further notice and at no cost to the Company.
(b)Notwithstanding the foregoing,
(i)upon Participant’s Termination of Service by the Company or an Affiliate due to Participant’s death or Disability, the portion of the Cash Award which would have vested on the first Vesting Date following such Termination of Service shall immediately vest and be settled pursuant to Section 5 hereof, and any and all then-unvested portion of the Cash Award will terminate automatically without any further action by the Company and will be forfeited without further notice and at no cost to the Company; or
(ii)upon the occurrence of a Change in Control,

                (A)    to the extent the Cash Award is not assumed by the surviving entity in connection with such Change in Control, one-hundred percent (100%) of the Cash Award shall vest as of the date of such Change in Control and be settled pursuant to Section 5 hereof; or
                (B)    to the extent the Cash Award is assumed by the surviving entity in connection with such Change in Control, upon Participant’s Termination of Service by the Company or an Affiliate without Cause or Participant’s resignation for Good Reason within the period that is three months prior to or twelve (12) months following such Change in Control, one-hundred percent (100%) of the Cash Award shall vest as of the date of such Termination of Service (or, if later, the date of the Change in Control) and be settled pursuant to Section 5 hereof.
(c)For purposes of this Section 3:
(i)“Good Reason” shall mean the occurrence, without Participant’s written consent, of: (A) a materially adverse change in Participant’s reporting obligations; (B) a materially adverse diminution in Participant’s employment duties, responsibilities or authority, or the assignment to Participant of duties that are materially and adversely inconsistent with his or her position; (C) any reduction in base salary other than any reduction of up to 20% that affects all officers of the Company; provided, that Participant may terminate his or her employment for Good Reason only if (x) within ninety (90) days of the date Participant has actual knowledge of the occurrence of an event of Good Reason, Participant provides written notice to the Company specifying such event, (y) the Company does not cure such event within sixty (60) days of such notice for other events and (z) Participant actually terminates his or her employment within thirty (30) business days of the end of such cure period.
4.[Reserved].
5.Settlement of Cash Awards. As soon as administratively practicable following the vesting of a portion of the Cash Award pursuant to Section 2 or Section 3, but in no event later than 30 days after such vesting date (or, solely with respect to any Cash Award that vests pursuant to Section 3 hereof, in no event later than thirty (30) days after the date of such Termination of Service or Change in Control, as applicable), the Company shall deliver to Participant an amount of cash equal to the amount of the Cash Award that vested. The value of a Cash Award shall not bear any interest owing to the passage of time. Neither this Section 5 nor any action taken pursuant to or in accordance with this Agreement shall be construed to create a trust or a funded or secured obligation of any kind.
6.Restrictive Covenants. Notwithstanding any provision in this Agreement or the Plan to the contrary, in the event the Committee determines that Participant has failed to abide by the provisions of any confidentiality, non-competition or non-solicitation covenant in any agreement by and between the Company or any Affiliate and Participant (including, without limitation, those set forth in Exhibit B), then any Cash Award that has not been settled as of the date of such determination will terminate automatically without any further action by the Company and will be forfeited without further notice and at no cost to the Company.
7.Tax Withholding. All amounts payable in connection with this Cash Award are subject to tax withholding under applicable law. Participant acknowledges that there may be adverse tax consequences upon the receipt, vesting or settlement of this Cash Award and that Participant has been advised, and hereby is advised, to consult a tax advisor. Participant represents that Participant is in no manner relying on the Board, the Committee, the Company or an Affiliate or any of their respective managers, directors, officers, employees or authorized representatives (including attorneys, accountants, consultants, bankers, lenders, prospective lenders and financial representatives) for tax advice or an assessment of such tax consequences.
8.Employment Relationship. For purposes of this Agreement, Participant shall be considered to be employed by the Company or an Affiliate as long as Participant remains an employee of any of the Company, an Affiliate or a corporation or other entity (or a parent or subsidiary of such corporation or other entity) assuming or substituting a new award for this Cash Award.
9.Non-Transferability.  During the lifetime of the Participant, the Cash Award may not be sold, pledged, assigned or transferred in any manner other than by will or the laws of descent and distribution. Neither the Cash Award nor any interest or right therein shall be liable for the debts, contracts or engagements of Participant or his or her successors in interest or shall be subject to disposition by transfer, alienation, anticipation, pledge, encumbrance, assignment or any other means, whether such disposition be voluntary or involuntary or by operation of law by judgment, levy, attachment, garnishment or any other legal or equitable proceedings (including bankruptcy), and any attempted disposition thereof shall be null and void and of no effect, except to the extent that such disposition is permitted by the preceding sentence.
10.[Reserved].
11.[Reserved].
12.Execution of Receipts and Releases. Any issuance or payment of cash or other property to Participant or Participant’s legal representative, heir, legatee or distributee, in accordance with this Agreement shall be in full satisfaction of all claims of such Person hereunder. As a condition precedent to such payment, the Company may require Participant or Participant’s legal representative, heir, legatee or distributee to execute (and not revoke within any time provided to do so) a release and receipt therefor in such form as it shall determine appropriate; provided, however, that any review period under such release will not modify the date of settlement with respect to a vested Cash Award.
13.No Right to Continued Employment, Service or Cash Awards. Nothing in the adoption of the Plan, nor the award of the Cash Award thereunder pursuant to the Grant Notice and this Agreement, shall confer upon Participant the right to continued employment by, or a continued service relationship with, the Company or any Affiliate, or any other entity, or affect in any way the right of the Company or any such Affiliate, or any other entity to terminate such employment or other service relationship at any time. Unless otherwise provided in a written employment agreement or by applicable law, Participant’s employment by the Company, or any such Affiliate, or any other entity shall be on an at-will basis, and the employment relationship may be terminated at any time by either Participant or the Company, or any such Affiliate, or other entity for any reason whatsoever, with or without cause or notice. Any question as to whether and when there has been a termination of such employment, and the cause of such termination, shall be determined by the Committee or its delegate, and such determination shall be final, conclusive and binding for all purposes. The grant of the Cash Award is a one-time benefit that was made at the sole discretion of the Company and does not create any contractual or other right to receive a grant of cash or other Cash Awards or any payment or benefits in the future, including any adjustment to wages, overtime, benefits or other compensation. Any future Cash Awards will be granted at the sole discretion of the Company.
14.Legal and Equitable Remedies. The Participant acknowledges that a violation or attempted breach of any of the Participant’s covenants and agreements in this Agreement will cause such damage as will be irreparable, the exact amount of which would be difficult to ascertain and for which there will be no adequate remedy at law, and accordingly, the parties hereto agree that the Company and its Affiliates shall be entitled as a matter of right to an injunction issued by any court of competent jurisdiction, restraining the Participant or the affiliates, partners or agents of the Participant from such breach or attempted violation of such covenants and agreements, as well as to recover from the Participant any and all costs and expenses sustained or incurred by the Company or any Affiliate in obtaining such an injunction, including reasonable attorneys’ fees. The parties to this Agreement agree that no bond or other security shall be required in connection with such injunction. Any exercise by either of the parties to this Agreement of its rights pursuant to this Section 14 shall be cumulative and in addition to any other remedies to which such party may be entitled.
15.Notices. All notices and other communications under this Agreement shall be in writing and shall be delivered to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):
If to the Company, unless otherwise designated by the Company in a written notice to Participant (or other holder):
BRC Inc.
attn.: General Counsel
3131 W. 2210 S., Suite C
West Valley City, Utah 84119

If to the Participant, at Participant’s last known address on file with the Company.
Any notice that is delivered personally or by overnight courier or telecopier in the manner provided herein shall be deemed to have been duly given to Participant when it is mailed by the Company or, if such notice is not mailed to the Participant, upon receipt by the Participant. Any notice that is addressed and mailed in the manner herein provided shall be conclusively presumed to have been given to the party to whom it is addressed at the close of business, local time of the recipient, on the fourth day after the day it is so placed in the mail.
16.Consent to Electronic Delivery; Electronic Signature. In lieu of receiving documents in paper format, Participant agrees, to the fullest extent permitted by law, to accept electronic delivery of any documents that the Company may be required to deliver (including, but not limited to, prospectuses, prospectus supplements, grant or award notifications and agreements, account statements, annual and quarterly reports and all other forms of communications) in connection with this and any other Cash Award made or offered by the Company. Electronic delivery may be via a Company electronic mail system or by reference to a location on a Company intranet to which Participant has access. Participant hereby consents to any and all procedures the Company has established or may establish for an electronic signature system for delivery and acceptance of any such documents that the Company may be required to deliver, and agrees that his or her electronic signature is the same as, and shall have the same force and effect as, his or her manual signature.
17.Agreement to Furnish Information. Participant agrees to furnish to the Company all information requested by the Company to enable it to comply with any reporting or other requirement imposed upon the Company by or under any applicable statute or regulation.
18.Entire Agreement; Amendment. This Agreement constitutes the entire agreement of the parties with regard to the subject matter hereof, and contains all the covenants, promises, representations, warranties and agreements between the parties with respect to the RSUs granted hereby; provided¸ however, that (a) the terms of this Agreement shall not modify and shall be subject to the terms and conditions of any employment, consulting and/or severance agreement between the Company (or an Affiliate or other entity) and Participant in effect as of the date a determination is to be made under this Agreement; and (b) the terms of Exhibit B are in addition to and complement (and do not replace or supersede) all other agreements and obligations between the Company or any Affiliate and the Participant with respect to confidentiality, non-disclosure, non-competition, non-solicitation, non-disparagement and other restrictive covenants. Without limiting the scope of the preceding sentence, except as provided therein, all prior understandings and agreements, if any, among the parties hereto relating to the subject matter hereof are hereby null and void and of no further force and effect. The Committee may, in its sole discretion, amend this Agreement from time to time in any manner that is not inconsistent with the Plan; provided, however, that except as otherwise provided in the Plan or this Agreement, any such amendment that materially and adversely reduces the rights of Participant shall be effective only if it is in writing and signed by both Participant and an authorized officer of the Company.
19.Severability and Waiver. If a court of competent jurisdiction determines that any provision of this Agreement is invalid or unenforceable, then the invalidity or unenforceability of such provision shall not affect the validity or enforceability of any other provision of this Agreement, and all other provisions shall remain in full force and effect. Waiver by any party of any breach of this Agreement or failure to exercise any right hereunder shall not be deemed to be a waiver of any other breach or right. The failure of any party to take action by reason of such breach or to exercise any such right shall not deprive the party of the right to take action at any time while or after such breach or condition giving rise to such rights continues.
20.Company Recoupment of Cash Awards. Participant’s rights with respect to this Cash Award shall in all events be subject to (a) all rights that the Company may have under any Company recoupment policy or any other agreement or arrangement with the Participant, and (b) all rights and obligations that the Company may have regarding the clawback of “incentive-based compensation” under Section 10D of the Exchange Act and any applicable rules and regulations promulgated thereunder from time to time by the U.S. Securities and Exchange Commission, the listing standards of any national securities exchange or association on which the Company’s securities are listed, or any other Applicable Law.
21.Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED THEREIN, EXCLUSIVE OF THE CONFLICT OF LAWS PROVISIONS OF DELAWARE LAW.
22.Successors and Assigns. The Company may assign any of its rights under this Agreement without Participant’s consent. This Agreement will be binding upon and inure to the benefit of the successors and assigns of the Company. Subject to the restrictions on transfer set forth herein and in the Plan, this Agreement will be binding upon Participant and Participant’s beneficiaries, executors, administrators and the Person(s) to whom the Cash Award may be transferred by will or the laws of descent or distribution.
23.Headings; References; Interpretation. Headings are for convenience only and are not deemed to be part of this Agreement. The words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement. All references herein to Sections shall, unless the context requires a different construction, be deemed to be references to the Sections of this Agreement. The word “or” as used herein is not exclusive and is deemed to have the meaning “and/or.” All references to “including” shall be construed as meaning “including without limitation.” Unless the context requires otherwise, all references herein to a law, agreement, instrument or other document shall be deemed to refer to such law, agreement, instrument or other document as amended, supplemented, modified and restated from time to time to the extent permitted by the provisions thereof. All references to “dollars” or “$” in this Agreement refer to United States dollars. Whenever the context may require, any pronouns used herein shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns and pronouns shall include the plural and vice versa. Neither this Agreement nor any uncertainty or ambiguity herein shall be construed or resolved against any party hereto, whether under any rule of construction or otherwise. On the contrary, this Agreement has been reviewed by each of the parties hereto and shall be construed and interpreted according to the ordinary meaning of the words used so as to fairly accomplish the purposes and intentions of the parties hereto.
24.Counterparts.  The Grant Notice may be executed in one or more counterparts, each of which shall be deemed an original and all of which together shall constitute one instrument. Delivery of an executed counterpart of the Grant Notice by facsimile or portable document format (.pdf) attachment to electronic mail shall be effective as delivery of a manually executed counterpart of the Grant Notice.
25.Section 409A. The Plan, this Agreement and Cash Awards are intended to comply with or be exempt from the applicable requirements of Section 409A of the Code and shall be limited, construed, and interpreted in accordance with such intent. To the extent that any Cash Award is subject to Section 409A of the Code, it shall be paid in a manner that will comply with Section 409A of the Code, including proposed, temporary, or final regulations or any other guidance issued by the Secretary of the Treasury and the Internal Revenue Service with respect thereto. Notwithstanding anything herein to the contrary, any provision in the Plan or this

Agreement that is inconsistent with Section 409A of the Code shall be deemed to be amended to comply with or be exempt from Section 409A of the Code and, to the extent such provision cannot be amended to comply therewith or be exempt therefrom, such provision shall be null and void. Notwithstanding any contrary provision in the Plan or this Agreement, any payment(s) of “nonqualified deferred compensation” (within the meaning of Section 409A of the Code) that are otherwise required to be made under the Plan or this Agreement to a “specified employee” (as defined under Section 409A of the Code) as a result of such employee’s separation from service (other than a payment that is not subject to Section 409A of the Code) shall be delayed for the first six (6) months following such separation from service (or, if earlier, until the date of death of the specified employee) and shall instead be paid (in a manner set forth in this Agreement) upon expiration of such delay period. Notwithstanding the foregoing, the Company and its Affiliates make no representations that the Cash Award provided under this Agreement is exempt from or compliant with Section 409A of the Code and in no event shall the Company or any Affiliate be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by the Participant on account of non-compliance with Section 409A of the Code.

[Remainder of Page Intentionally Blank]

EXHIBIT B
Restrictive Covenants
1.Protection of Confidential Information.
(a)    Non-Use and Non-Disclosure. Participant shall not, at any time during Participant’s employment or engagement with the Company or any Affiliate or thereafter, or during the Prior Period, disclose or use any trade secret, proprietary or confidential information of the Company or any Affiliate of the Company (collectively, “Confidential Information”) obtained or learned by Participant during the course of such employment or engagement or in any Prior Period, except for (i) disclosures and uses required in the course of such employment or engagement or with the prior written permission of the Company, (ii) disclosures with respect to any litigation, arbitration or mediation related the enforcement of Participant’s rights relating to the Company, or (iii) as may be required by law or by any court, arbitrator, mediator or administrative or legislative body (including any committee thereof) with apparent jurisdiction to order such disclosure; provided, that, if, in any circumstance described in clause (iii), Participant receives notice that any third party shall seek to compel such a disclosure of any Confidential Information, Participant shall promptly notify the Company and provide reasonable cooperation to the Company (at the Company’s sole expense) in seeking a protective order against such disclosure. Notwithstanding anything to the contrary in the foregoing, “Confidential Information” does not include information that is or becomes publicly known outside the Company or any of its subsidiaries other than due to a breach of Participant’s obligations.
(b)    Return of Information. At any time requested by the Company or upon termination of the Term, and regardless of the reasons therefore, Participant shall (i) immediately cease any further use of Confidential Information and (ii) deliver to the Company, any and all notes, files, memoranda, papers and, in general, any and all physical (including electronic) matter containing Confidential Information that are in Participant’s possession or under Participant’s control, except as otherwise consented in writing by the Company at the time of such termination.
(c)    Defend Trade Secrets Act Notice. Notwithstanding the foregoing obligations of confidentiality, this agreement does not affect any rights or immunities of Participant under 18 USC §1833(b)(1) or (2) and, as such, Participant shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made (a) in confidence to a federal, state, or local government official, or to an attorney, in each case solely for the purpose of reporting or investigating a suspected violation of law or (b) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. If Participant files a lawsuit for retaliation by the Company or its Subsidiaries for reporting a suspected violation of law, then Participant may disclose the trade secret to Participant’s attorney and use the trade secret information in the court proceeding, if Participant (or an attorney on Participant’s behalf) files any document containing the trade secret under seal; and does not disclose the trade secret, except pursuant to court order.

2.Noncompetition, Noninterference, Nondisparagement and Cooperation.
(a)General. Participant agrees that Participant shall not, other than in carrying out Participant’s duties for the Company, directly or indirectly, do any of the following: (i) during Participant’s employment or engagement with the Company and its Subsidiaries and for a period of time equal to [twelve (12) months]1 after any termination of such employment or engagement, render services in any capacity (including as an employee, director, member, consultant, partner, investor or independent contractor) to a Competing Business, (ii) during Participant’s employment or engagement with the Company and its Subsidiaries and for a period of two (2) years after any termination of such employment or engagement, attempt to, or assist any other person in attempting to, employ, engage, retain or partner with, any person who is then, or at any time during the ninety (90) day-period prior thereto was, a director, officer or other executive or employee of the Company or an Affiliate, or encourage any such person or any consultant, agent or independent contractor of the Company or any Affiliate to terminate or adversely alter or modify such relationship with the Company or any Affiliate; provided, that this section (ii) shall not be violated by general advertising, general internet postings or other general solicitation in the ordinary course not specifically targeted at such persons, or (iii) during Participant’s employment or engagement with the Company and its Subsidiaries and for a period of two (2) years after any termination of employment or engagement, solicit any then current customer or business partner of the Company or any Affiliate to terminate, alter or modify its relationship with the Company or the Affiliate or to interfere with the Company’s or any Affiliate’s relationships with any of its customers or business partners. During and after the Term, Participant shall not make any public statement that is intended to or would reasonably be expected to disparage the Company, its Affiliates or its or their directors, officers, employees, the Business or products other than as required in the good faith discharge of Participant’s duties. Notwithstanding the foregoing, nothing in this Section 2(a) shall prevent Participant making any truthful statement to the extent required by law. Nothing herein is intended to or will be used in any way to limit Participant’s rights to communicate with a government agency, as provided for, protected under or warranted by applicable law. Nothing contained herein shall prevent Participant from acquiring, solely as an investment, any publicly-traded securities of any person so long as he remains a passive investor in such person and does not own more than one percent (1%) of the outstanding securities thereof.
(b)Cooperation. Participant agrees to reasonably cooperate with the Company and its attorneys, both during and after the termination of Participant’s employment or engagement, in connection with any litigation or other internal or external proceeding arising out of or relating to matters in which Participant was involved prior to the termination of Participant’s employment or engagement so long as such cooperation does not materially interfere with Participant’s employment or engagement.
3.Enforcement. Participant acknowledges and agrees that: (i) the purpose of the covenants set forth in Sections 1 and 2 above (the “Restrictive Covenants”) is to protect the goodwill, trade secrets and other confidential information of the Company; (ii) because of the nature of the business in which the Company is engaged and because of the nature of the Confidential Information to which Participant has access, it would be impractical and excessively
1     Restricted Period may be adjusted by the Compensation Committee based on position level.

difficult to determine the actual damages of the Company in the event Participant breached any such covenants; and (iii) remedies at law (such as monetary damages) for any breach of Participant’s obligations under the Restrictive Covenants would be inadequate. Participant therefore agrees and consents that if Participant commits any breach of a Restrictive Covenant, the Company shall have the right (in addition to, and not in lieu of, any other right or remedy that may be available to it) to temporary and permanent injunctive relief from a court of competent jurisdiction, without posting any bond or other security and without the necessity of proof of actual damage. If any portion of the Restrictive Covenants is hereafter determined to be invalid or unenforceable in any respect, such determination shall not affect the remainder thereof, which shall be given the maximum effect possible and shall be fully enforced, without regard to the invalid portions. In particular, without limiting the generality of the foregoing, if the covenants set forth in Section 2 are found by a court or an arbitrator to be unreasonable, Participant and the Company agree that the maximum period, scope or geographical area that is found to be reasonable shall be substituted for the stated period, scope or area, and that the court or arbitrator shall revise the restrictions contained herein to cover the maximum period, scope and area permitted by law. If any of the Restrictive Covenants are determined to be wholly or partially unenforceable in any jurisdiction, such determination shall not be a bar to or in any way diminish the Company’s right to enforce any such covenant in any other jurisdiction.
4.Intellectual Property.
(a)Ownership of Company IP. All Work Product created, invented, or developed by the Participant, either during the Prior Period or during the Term, whether solely or jointly with others, and that (i) relates to the Business, (ii) is or was developed using any resources or equipment of or provided by the Company or its Affiliates, or (iii) is or was created within the scope of Participant’s employment by the Company, and all Intellectual Property in any of the foregoing, is the sole and exclusive property of the Company (collectively, the “Company IP”). Participant hereby acknowledges and agrees that the Company IP is intended to be a work made for hire under the U.S. Copyright Act of 1976, as amended, of which the Company is the owner. To the extent the Company IP is not, or is deemed not to be, a work made for hire, Participant hereby irrevocably assigns to the Company all of Participant’s right, title and interest in and to the Company IP, and Participant hereby waives all moral rights or other rights with respect to attribution of authorship or integrity related to any and all Company IP. Except as set forth in Section 4(c), Participant shall have no right to use any Company IP without the prior written consent of Company.
(b)Participant IP. Participant represents and warrants that as of the date hereof, there is no Work Product (or Intellectual Property therein) that: (i) has been created by or on behalf of Participant (either solely or jointly with others) or (ii) is owned exclusively by Participant or jointly by Participant with others and that both (x) relate to the Business and (y) are not assigned to the Company under this agreement (“Participant IP”). Notwithstanding the foregoing, if Participant uses with or incorporates into any Company IP or Company-Owned Social Media Post any Participant IP, or any other Intellectual Property that does not constitute Company IP, then Participant hereby grants to the Company a perpetual, irrevocable, nonexclusive, fully paid-up, royalty-free, sublicenseable (through multiple tiers), worldwide license under all such Intellectual Property to make, have made, use, sell, offer for sale, import, export, copy, publish, perform, make derivative works of, distribute, improve, modify, and otherwise exploit such Intellectual Property in connection with the Business (including any product or service thereof).
(c)Licenses to Participant.
(i)Subject to Section 4(c)(iii), the Company hereby grants to Participant a non-exclusive, non-transferable, non-sublicenseable, worldwide, royalty-free, fully paid-up license, solely during the Term, to use, copy, distribute, create derivative works of, perform, and display Content included in the Company IP or provided to Participant by the Company in connection with making Social Media Posts on Participant Social Medial Channels.
(ii)Subject to Sections 4(c)(iii) and 4(c)(iv), the Company hereby grants to Participant a non-exclusive, non-transferable, non-sublicenseable, worldwide, royalty-free, fully paid-up license, solely during the Term, to use the Company Marks in connection with making Social Media Posts on Participant Social Media Channels. All goodwill arising from Participant’s use of the Company Marks will inure exclusively to the benefit of the Company.
(iii)The Company may, at any time and in its sole discretion, require Participant to modify or remove any Company Social Media Post from Participant Social Media Channels, and Participant shall promptly (and in any event in no more than three business days) comply with such request.
(iv)Participant shall comply with all branding and quality guidelines and other instructions regarding the use of the Company Marks provided by the Company to Participant, and shall remove any Company Mark from a Social Media Post immediately upon the request of the Company.
(d)Licenses to the Company. Participant hereby grants to the Company an exclusive, worldwide, royalty-free, fully paid-up, sublicenseable (through multiple tiers), transferable, perpetual, irrevocable license to use, display, publish, copy, reproduce, distribute, and otherwise exploit in any form or media (whether now existing, known, or later developed) the Publicity Rights of Participant in connection with the conduct and promotion of the Business (including during the Prior Period), including all products and services of the Business. To the extent that Participant may not grant the foregoing license under applicable law, Participant hereby irrevocably releases, waives, acquits, and forever discharges the Company and its Affiliates and its and their past and present directors, officers, partners, agents, employees, successors, and assigns from any and all known or unknown claims, causes of action, or demands whatsoever in law or in equity that Participant ever had, now has, or hereafter may acquire against any such parties based on, or arising out of, in whole or in part, the Company’s or its Affiliate’s use of any of Participant’s Publicity Rights in connection with the conduct and promotion of the Business (including all products and services of the Business, and including during the Prior Period), and covenants not to use Participant’s Publicity Rights in connection with any Competing Business during the Term or thereafter. Notwithstanding anything to the contrary in the foregoing, nothing contained in this agreement will require the Company to exercise or exploit any of its rights relating to Participant’s Publicity Rights.

(e)Social Medial Posts.
(i)Participant is the owner of all Participant Social Media Channels and the Social Media Posts made by or on behalf of Participant to an Participant Social Media Channel during the Prior Period or the Term to the extent that such Social Media Posts are unrelated to the Business and do not include, contain, incorporate, or reference any Company Mark, Company IP, or other Intellectual Property or Content owned or controlled by the Company (“Participant Social Media Posts”). For clarity, Participant Social Media Posts expressly exclude any Content that includes, contains, incorporates, or references Company Marks, Company IP, or other Intellectual Property or Content owned or controlled by the Company or its Affiliates, all of which are owned, as between Participant and the Company, exclusively by the Company or its Affiliates.
(ii)The Company is the owner of all Social Media Posts made by or on behalf of Participant to a Social Media Channel (and all Content and Intellectual Property rights therein) to the extent such Social Media Post includes, contains, incorporates, or references any Company IP, any Company Marks, or any other Intellectual Property or Content owned or controlled by the Company or its Affiliates (collectively, the “Company-Owned Social Media Posts”). To the extent Participant has or obtains any rights in the Company-Owned Social Media Posts, Participant hereby assigns to the Company all of Participant’s right, title, and interest in and to such Company-Owned Social Media Posts.
(iii)Participant hereby grants to the Company a non-exclusive, worldwide, royalty-free, fully paid-up, sublicenseable (through multiple tiers), transferable, perpetual, irrevocable license to use, display, publish, copy, reproduce, distribute, and otherwise exploit in any form or media (whether now existing, known, or later developed) all Company Social Media Posts that do not constitute Company-Owned Social Media Posts (including in such license all rights to the Content and Intellectual Property therein).
(iv)The Company shall be responsible for ensuring that Content (including product statements) that Company provides Participant for inclusion in Social Media Posts made to an Participant Social Media Channel, and instructions that Company provides Participant with respect to making such Social Media Posts (if any), are compliant with applicable laws. Subject to the foregoing, Participant shall be responsible for ensuring that that all Company Social Media Posts made by or on behalf of Participant to any Social Media Channel are made in compliance with all applicable laws. Without limiting the foregoing, Participant shall comply with the FTC’s Enforcement Policy Statement on Deceptively Formatted Advertisements and the FTC’s Native Advertising: A Guide for Business, and any other applicable regulations, rules, or standards relating to the promotion of products or services on Social Media Channels, or that are otherwise applicable to the Company Social Media Posts on any Participant Social Media Channel, or that are otherwise made by or on behalf of Participant to any Social Media Channel. Promptly upon the request of the Company or the termination of the Term (but in no event more than five business days following either event), Participant shall deliver to the Company all tangible embodiments of Company-Owned Social Media Posts and Company Social Media Posts existing on any Participant Social Media Channel, or that have otherwise been made by or on behalf of Participant to any Social Media Channel. Upon the termination of the Term for any reason, Participant shall immediately cease making any Social Media Posts on any Social Media Channels, including Participant Social Media Channels, that would be a Company Social Media Post hereunder (except, and only to the extent, Participant and Company agree otherwise in writing).
(v)Immediately upon the termination of the Term by the Company for cause (as determined by the Company), Participant shall remove all Company Social Media Posts from all Participant Social Media Channels, and shall cause the removal of all Company Social Media Posts made by or on behalf of Participant to any other Social Media Channel.
(f)Further Assurances. Participant shall assist the Company, or its designee, at Company’s expense, in every reasonable way in connection with securing the Company’s rights in the Company IP and the Company-Owned Social Media Posts, including executing or causing to be executed all documents reasonably requested by the Company. Participant hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as Participant’s agent and attorney-in-fact, which is a right coupled with an interest, to act for and in Participant’s behalf and stead to execute and file any such instruments and papers and to do all other lawfully permitted acts to further the application for, prosecution, issuance, maintenance or transfer of any Company IP or Company-Owned Social Media Posts.
5.Definitions. For purposes of this Exhibit B, the following definitions shall apply:
(a)“Affiliate” means a person or other entity that directly or indirectly controls, is controlled by, or is under common control with the Company.
(b)“Business” means the business of sourcing, processing, manufacturing, packaging, distributing, marketing and selling any Covered Product, and related merchandise and apparel, and designing, owning, operating, licensing and franchising coffee-based retail establishments, or any activities, services or products incidental or attendant thereto, including media enterprises based on persons associated with the Company or any of its Subsidiaries, Company values, and such business.
(c)“Company Marks” means any Trademarks owned or controlled by the Company or its Affiliates.
(d)“Company Social Medial Channel” means any Social Medial Channel created by, or owned or controlled by, the Company or its Affiliates, or that includes all or any part of any Company Mark in the username (or similar name or social media handle) or other identifying label or designation associated with such Social Medial Channel.

(e)“Company Social Media Post” means any Social Media Post that (a) includes, contains, incorporates, or references any Company Mark, Company IP, any other Intellectual Property or Content owned or controlled by the Company or its Affiliates or (b) that a reasonable Person would associate with the Company, its Affiliates or the Business.
(f) “Competing Business” means any business that competes with the Business or has taken material steps in preparation to compete with the Business.
(g)“Content” means any work of authorship, content, or material, including written works of any kind or nature, photographs, images, negatives, films, outtakes, B-Roll, pictures, drawings, renderings, video recordings, audio recordings, audio-visual works, and digital images.
(h)“Covered Product” means coffee (including in a beverage format, ground, whole bean, and “pod” formats) or any other beverage of the type the Company or its Subsidiaries, directly or indirectly, produce, distribute, sell or market or have taken material steps to do any of the foregoing.
(i)“Participant Social Medial Channels” means any Social Media Channel owned or controlled by Participant or Participant’s immediate family member and that is not a Company Social Media Channel.
(j) “Intellectual Property” means all intellectual property rights of any kind or nature, including (a) trademarks, service marks, domain names, trade dress, corporate names, brand names, trade names, and other indicia of source or origin, and all registrations, applications and renewals relating thereto or in connection therewith (including, in each case, the goodwill associated therewith) (“Trademarks”), (b) patents and patent applications, (c) copyrights, copyrightable works, and all applications and registrations therefor, (d) trade secrets, (e) rights in Content, Work Product, and Social Media Posts, and (f) all rights to sue for past, present, and future infringement of any of the foregoing.
(k)“Prior Period” means any prior period during which (a) Participant was employed by the Company or any of its Affiliates or Subsidiaries (including any predecessors thereof) or (b) Participant was engaged in work, activities, services, or efforts on behalf of the Company or the Business prior to the formation of the Company or any of its Subsidiaries or Affiliates (including any predecessors thereof).
(l)“Publicity Rights” means the name, voice, likeness, signature, photograph, video, biographical data, and other elements or attributes of an individual’s persona, identity, or personality, and any other rights of a similar nature protectable under applicable law.
(m)“Social Media Channel” means any website, application, or other medium now known or hereafter devised that enables individuals to create or share Content or participate in social networking, including, but not limited to, YouTube, Facebook, Instagram, Twitter, TikTok, and Snapchat.

(n)“Social Media Post” means the making available of Content on any Social Media Channel in any manner permitted by such Social Media Channel, regardless of the amount of time such Content is made available on the Social Media Channel.
(o)“Subsidiary” of the Company shall mean any corporation of which the Company owns, directly or indirectly, more than fifty percent (50%) of the voting stock.
(p)“Term” means any current or future period during which (a) Participant is employed by the Company or any of its Affiliates or Subsidiaries (including any predecessors thereof) or (b) Participant is engaged in work, activities, services, or efforts on behalf of the Company or the Business.
(q)“Work Product” means all discoveries, developments, concepts, designs, ideas, know-how, modifications, improvements, derivative works, inventions, trade secrets, Trademarks, or Content, in each case whether or not patentable, copyrightable or otherwise legally protectable.
[Remainder of Page Intentionally Left Blank]

B-8